ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
PRECOM TECHNOLOGY, INC.


The undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation pursuant to the Florida Business
Corporation Act:

FIRST:  The new name of the corporation is International Trust &
Financial Systems, Inc.

SECOND: The date of the adoption of the amendment by all of the Directors of the Corporation was October 15, 2002. Adoption of the Amendment by a majority of shareholders of the Corporation was October 15, 2002.

THIRD:  This amendment shall be effective on October 21, 2002.

DATE: October 17, 2002



_/s/ Robert Hipple______
Robert Hipple
President & CEO